For Immediate Release: June 11, 2018
Jennifer Nahas
Vice President, Marketing
Griffin Capital Company
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Julius Buchanan / Joseph Kuo
Haven Tower Group LLC
424-652-6520, ext. 114 / 424-652-6520, ext. 101
jbuchanan@haventower.com or jkuo@haventower.com

Griffin Capital Essential Asset® REIT Hits Milestone with Payment of its May Monthly Distribution
The REIT Has Paid over 100 Consecutive Months of Distributions to Shareholders

El Segundo, Calif. (June 11, 2018) – Griffin Capital Essential Asset REIT, Inc. (the “REIT”), announced the payment of its May distribution1 which had a monthly effective distribution of $0.0592 per share, or an annualized distribution rate of 6.913 percent. The distribution was paid on June 1, 2018. The REIT has paid a distribution every month since inception of the public offering, initially at $0.675 per share annually and increased to $0.69 per share in February of 2013. The consistent distributions from the REIT is an indicator of the solid performance since inception. From inception in November 2009, a $10,000 investment would have grown to $18,086 as of May 1, 2018, assuming distributions were reinvested; and assuming an investment in early 2012, a $10,000 investment would be worth $15,421 as of May 1, 2018, assuming distributions were reinvested. The REIT's board of directors recently declared distributions for the third quarter of 2018 at the same daily rate as in the previous quarter.
“This payment history milestone is a testament of the REIT’s commitment to providing robust and durable income to our shareholders,” said Kevin Shields, Chairman and Chief Executive Officer of Griffin Capital. “The payment also validates our strategy of purchasing office and industrial properties that we believe are essential to creditworthy tenants.”

Griffin Capital’s Chief Investment Officer Michael J. Escalante, commented, “We are proud to have provided our shareholders with a high-quality, consistent, and tax advantaged source of income over the past eight years. With a solid portfolio of properties generally leased to creditworthy tenants in markets that are experiencing strong real estate fundamentals, we remain confident in our ability to optimize shareholder value.”

1.	Distributions are approved by the board of directors quarterly and may come from sources other than cash flow from operations. Distributions are not guaranteed.

2.	Effective rate based on declared daily rate of $0.001901096 per day per share.

3.	Annualized distribution rate based on a NAV of $10.04 per share.

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of March 31, 2018, of 74 office and industrial properties totaling 18.8 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.2 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital. To learn more about Griffin Capital Essential Asset REIT, please visit: https://www.griffincapital.com/griffin-capital-essential-asset-reit

About Griffin Capital Company, LLC
Griffin Capital Company, LLC ("Griffin Capital") is a leading alternative investment asset manager with $10.45 billion* in assets under management. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22.0 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises. Additional information is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures. As of March 31, 2018.

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